Exhibit 99.1
Pinterest Appoints Former Disney Executive Salaam Coleman Smith to Board of Directors

SAN FRANCISCO-- Pinterest, Inc. announced today it has appointed Salaam Coleman Smith, former Executive Vice President of Programming and Strategy at Disney’s ABC Family and Freeform and former President of Comcast NBCUniversal’s Style Media, to its Board of Directors effective October 31, 2020.

The announcement follows the appointment of former Harpo Studios executive Andrea Wishom to its Board of Directors and the start of Aya Kanai, previously Marie Claire’s Editor-in-Chief, as Head of Content and Editorial Partnerships at Pinterest. These recent additions highlight the company’s commitment to fostering a platform with high quality and inspirational content that resonates with global audiences.

“We’re beyond excited to welcome Salaam to our board,” said Ben Silbermann, CEO and co-founder, Pinterest. “With decades of experience at three Fortune 500 media companies, Salaam brings a unique perspective that will help us lift up creators so they can share their passions, find new audiences, and inspire people all over the world. By bringing more world-class expertise to the team with our recent hires and board appointees, we’re investing to make Pinterest the home for the most inspiring and actionable content.”

“I’m thrilled to join the Pinterest board at a time of such transformation and growth, especially as an avid Pinner myself,” said Salaam Coleman Smith. “Building on my extensive experience in the media industry, I look forward to amplifying the creative expression of Pinners around the world, contributing to Pinterest’s long-term content vision and helping the business continue its growth trajectory under Ben’s leadership.
I’ve benefited from strong mentors and workplace cultures and recognize how important it is for all employees to feel championed and heard. Through my work on the board, I look forward to helping shape how Pinterest cultivates and supports its incredible talent.”

Salaam served as Executive Vice President at The Walt Disney Company’s Disney-ABC Television Group from 2014 to 2016, overseeing Programming and Strategy for ABC Family’s Freeform channel. Prior to joining The Walt Disney Company, she spent more than 10 years at Comcast NBCUniversal where she served as President of Style Network from 2008 to 2013. At Viacom, Salaam was a senior executive within MTV Networks’ International Division and directed programming strategy for Nickelodeon’s global expansion in Europe, Asia, and Latin America. She has served as a board member for several non-profit organizations, including Women in Cable Telecommunications and Dress For Success.

Salaam is a Stanford University graduate with a Bachelor of Science in Industrial Engineering.

About Pinterest
Pinterest is a visual discovery engine more than 400 million people use each month to find inspiration for their lives, including recipes, home and style ideas, travel destinations and more. People have saved more than 240 billion Pins across a range of interests, which others with similar tastes can discover through search and recommendations. Headquartered in San Francisco, Pinterest launched in 2010. Available on iOS and Android, and at pinterest.com.

Press
Mike Mayzel
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Investor Relations
Doug Clark
ir@pinterest.com